STATE OF DELAWARE CERTIFICATE OF MERGER OF
                         BSD DEVELOPMENT PARTNERS, LTD,
                       A DOMESTIC LIMITED PARTNERSHIP INTO
                                 TECHEDGE, INC.
                             A DOMESTIC CORPORATION

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6, Section 17-211 of the Delaware Limited Partnership Act, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Techedge Inc., a Delaware Corporation, and the name of the limited partnership being merged into this surviving corporation is BSD Development Partners, LTD., a Delaware Limited Partnership.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited partnership.

THIRD:           The name of the surviving corporation is: Techedge, Inc.

FOURTH: The merger is to become effective on the date this certificate is filed with the Delaware Secretary of State

FIFTH: The Agreement of Merger is on file at the place of business of the surviving corporation.

SIXTH: A copy of the Agreement of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or partner of any constituent partnership

SEVENTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the ______ day of September, A.D. 2002

                                                By: ___________________________


                                                Name:     Mitchell Schlossberg


                                                Title:    President